Exhibit 99.1

LIQUIDITY SERVICES, INC. ANNOUNCES FIRST QUARTER FISCAL YEAR 2013 FINANCIAL RESULTS

– First quarter revenue of $122.2 million up 15% — Gross Merchandise Volume (GMV) of $233.4 million up 30% - Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of $24.2 million up 6% – Adjusted EPS of $0.41 up 11%

WASHINGTON — January 31, 2013 - Liquidity Services, Inc. (NASDAQ: LQDT; www.liquidityservicesinc.com) today reported its financial results for its first quarter of fiscal year 2013 (Q1-13) ended December 31, 2012.  Liquidity Services, Inc. provides business and government clients and buying customers transparent, innovative and effective online marketplaces and integrated services for surplus assets.

Liquidity Services, Inc. (Liquidity Services or the Company) reported consolidated Q1-13 revenue of $122.2 million, an increase of approximately 15% from the prior year’s comparable period.  Adjusted EBITDA, which excludes stock based compensation and acquisition costs including changes in acquisition earn out payment estimates, for Q1-13 was $24.2 million, an increase of approximately 6% from the prior year’s comparable period.  Q1-13 GMV, the total sales volume of all merchandise sold through the Company’s marketplaces, was $233.4 million, an increase of approximately 30% from the prior year’s comparable period.

Net income in Q1-13 was $6.7 million or $0.20 diluted earnings per share.  Adjusted net income, which excludes stock based compensation, acquisition costs including changes in acquisition earn out payment estimates and amortization of contract-related intangible assets associated with the Jacobs Trading acquisition — net of tax, in Q1-13 was $13.6 million or $0.41 adjusted diluted earnings per share based on 33.1 million fully diluted shares outstanding, an increase of approximately 15% and 11%, respectively, from the prior year’s comparable period.

“Liquidity Services generated strong adjusted EBITDA and EPS results during Q1-FY13 as we expanded margins in our core business due to operating leverage and as we continued to benefit from large commercial and government clients placing their trust in us to handle more of their excess inventory and high value capital asset sales,” said Bill Angrick, Chairman and CEO of Liquidity Services. “We remain focused on executing our long term growth strategy to achieve $2 billion in GMV by fiscal year 2016. During the quarter, we continued to advance our multi-year investment efforts in upgrading our ecommerce platform, investing in our sales and marketing organization and integrating our recent acquisitions of NESA and GoIndustry which have expanded our operations to Canada, Europe and the Asia Pacific regions. While the pace of integrating our GoIndustry acquisition is currently slower than expected and will require more investment, particularly in the Asia Pacific region, our expanded breadth of services, industry expertise and geographic coverage has been well received by our clients and has strengthened our competitive position in the reverse supply chain market. We believe these important investments uniquely address the client needs of Fortune 500 retailers, manufacturers and public sector agencies and position us well for long term profitable growth and market leadership.”

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Business Outlook

While economic conditions have improved, our overall outlook remains cautious due to the volatility in the macro environment including instability arising from the fiscal cliff and debt ceiling negotiations and their potential impact on the retail and industrial supply chains and GDP growth.  Additionally, we plan to further invest in our technology infrastructure and product roadmap to support further expansion and integration of our existing and recently acquired businesses and online marketplaces.  In the longer term, we expect our business to continue to benefit from the following trends: (i) as consumers trade down and seek greater value, we anticipate stronger buyer demand for the surplus merchandise sold in our marketplaces, (ii) as corporations and public sector agencies focus on reducing costs, improving transparency and working capital flows by outsourcing reverse supply chain activities, we expect our seller base to increase, and (iii) as corporations and public sector agencies increasingly prefer service providers with a proven track record, innovative technology solutions and demonstrated financial strength, we expect our seller base to increase.

The following forward looking statements reflect trends and assumptions for the next quarter and FY 2013:

(i)                                     stable commodity prices in our scrap business;

(ii)                                  stable average sales prices realized in our capital assets marketplaces;

(iii)                               an effective income tax rate of 40%; and

(iv)                              improved operations and service levels in our retail goods marketplaces.

Our Scrap Contract with the Department of Defense (DoD) includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 23% up to 25%.  Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year.  We are eligible to receive this incentive in each year of the term of the Scrap Contract and have assumed for purposes of providing guidance regarding our projected financial results for fiscal year 2013 that we will again receive this incentive payment.

In addition, our guidance has been adjusted to reflect:

(1)         Reduced GMV and earnings versus our previous expectation from our GoIndustry business as we implement restructuring initiatives and investments totaling several million dollars, to fully integrate GoIndustry into Liquidity Services.  This is a change in our expectation for GoIndustry operations from our previous fiscal year 2013 guidance.  We believe this investment is required to fully realize the synergies available across the Company’s buyer marketplaces and clients and to position us for profitable growth and market leadership within the $100 billion global market for capital assets; and

(2)         Reduced GMV versus our previous expectation from our Liquidation.com marketplace due to lower than expected product flows from existing clients and slower than expected ramp-up in product flows from new clients and programs.  We anticipate normalized flows from new clients and programs sometime during the third and the fourth quarter of FY13.

GMV — We expect GMV for fiscal year 2013 to range from $1.025 billion to $1.1 billion, which is a decrease from our previous guidance range of $1.1 billion to $1.2 billion.  We expect GMV for Q2-13 to range from $250 million to $275 million.

Adjusted EBITDA — We expect Adjusted EBITDA for fiscal year 2013 to range from $115 million to $121 million, which is a decrease from our previous guidance of $123 million to $133 million.  We expect Adjusted EBITDA for Q2-13 to range from $28.0 million to $30.0 million.

Adjusted Diluted EPS — We estimate Adjusted Earnings Per Diluted Share for fiscal year 2013 to range from $1.90 to $2.02, which is a decrease from our previous guidance of $2.05 to $2.23.  In Q2-13, we estimate Adjusted Earnings Per Diluted Share to be $0.46 to $0.50.  This guidance assumes that we have an average fully diluted number of shares outstanding for the year of 33.4 million, and that we will not repurchase shares with the approximately $18.1 million yet to be expended under the share repurchase program.

Our guidance adjusts EBITDA and Diluted EPS for (i) acquisition costs including transaction costs and changes in earn out estimates; (ii) amortization of contract related intangible assets of $33.3 million from our acquisition of Jacobs Trading; and (iii) for stock based compensation costs, which we estimate to be approximately $3.0 million to $3.5 million per quarter for fiscal year 2013.  These stock based compensation costs are consistent with fiscal year 2012.

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Key Q1-13 Operating Metrics

Registered Buyers — At the end of Q1-13, registered buyers totaled approximately 2,240,000, representing a 36% increase over the approximately 1,641,000 registered buyers at the end of Q1-12.

Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), increased to approximately 566,000 in Q1-13, an approximately 29% increase over the approximately 438,000 auction participants in Q1-12.

Completed Transactions — Completed transactions increased to approximately 129,000, an approximately 21% increase for Q1-13 from the approximately 107,000 completed transactions in Q1-12.

GMV and Revenue Mix — GMV continues to diversify due to the continued growth in our commercial business and state and local government business (the GovDeals.com marketplace).  As a result, the percentage of GMV derived from our DoD Contracts during Q1-13 decreased to 21.0% compared to 28.2% in the prior year period.  The table below summarizes GMV and revenue by pricing model.

GMV Mix

	Q1-13	Q1-12
Profit-Sharing Model:
Scrap Contract	6.6%	11.8%
Total Profit Sharing	6.6%	11.8%
Consignment Model:
GovDeals	12.6%	13.9%
Commercial	45.0%	31.5%
Total Consignment	57.6%	45.4%
Purchase Model:
Commercial	21.4%	26.4%
Surplus Contract	14.4%	16.4%
Total Purchase	35.8%	42.8%

Total	100.0%	100.0%

Revenue Mix

	Q1-13	Q1-12
Profit-Sharing Model:
Scrap Contract	12.5%	20.0%
Total Profit Sharing	12.5%	20.0%
Consignment Model:
GovDeals	2.4%	2.3%
Commercial	12.3%	7.0%
Total Consignment	14.7%	9.3%
Purchase Model:
Commercial	42.9%	44.6%
Surplus Contract	27.5%	26.1%
Total Purchase	70.4%	70.7%

Other	2.4%	—
Total	100.0%	100.0%

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Liquidity Services, Inc.

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA.  EBITDA is a supplemental non-GAAP financial measure and is equal to net income plus interest expense and other (income) expense, net; provision for income taxes; amortization of contract intangibles; and depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock based compensation expense, and acquisition costs including changes in earn out estimates.

	Three Months Ended December 31,
	2012	2011
	(In thousands)
	(Unaudited)
Net income	$6,709	$9,126
Interest expense and other (income) expense, net	(924)	525
Provision for income taxes	4,472	6,609
Amortization of contract intangibles	2,210	2,020
Depreciation and amortization	1,987	1,526

EBITDA	14,454	19,806
Stock compensation expense	4,367	2,625
Acquisition costs	5,376	318

Adjusted EBITDA	$24,197	$22,749

Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share.  Adjusted net income is a supplemental non-GAAP financial measure and is equal to net income plus tax effected stock compensation expense, amortization of contract-related intangible assets associated with the Jacobs Trading acquisition and acquisition costs including changes in earn out estimates.  Adjusted basic and diluted earnings per share are determined using Adjusted Net Income.

	Three Months Ended December 31,
	2012	2011
	(Dollars in thousands, except per share data)
	(Unaudited)
Net income	$6,709	$9,126
Stock compensation expense (net of tax)	2,620	1,523
Amortization of contract intangibles (net of tax)	1,090	1,054
Acquisition costs (net of tax)	3,226	184

Adjusted net income	$13,645	$11,887

Adjusted basic earnings per common share	$0.43	$0.39

Adjusted diluted earnings per common share	$0.41	$0.37

Basic weighted average shares outstanding	31,482,853	30,393,309

Diluted weighted average shares outstanding	33,054,264	32,382,518

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Conference Call

The Company will host a conference call to discuss fiscal first quarter 2013 results at 10:30 a.m. Eastern Time today.  Investors and other interested parties may access the teleconference by dialing 866-713-8567 or 617-597-5326 and providing the participant pass code 55758425. A live web cast of the conference call will be provided on the Company’s investor relations website at http://www.liquidityservicesinc.com.  A replay of the web cast will be available on the Company’s website for 30 calendar days ending March 2, 2013 at 11:59 p.m. ET.  An audio replay of the teleconference will also be available until March 2, 2013 at 11:59 p.m. ET.  To listen to the replay, dial 888-286-8010 or 617-801-6888 and provide pass code 36221612.  Both replays will be available starting at 12:30 p.m. today.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of certain components of financial performance.  These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share.  These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future.  We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures.  In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting.  These measures should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors.  In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting.  This data should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.

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Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook and expected future effective tax rates.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD and Walmart for a significant portion of our revenue and profitability; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; our ability to successfully complete the integration of any acquired companies, including NESA, Go-Industry, Jacobs Trading and Truckcenter.com, into our existing operations and our ability to realize any anticipated benefits of these or other acquisitions; and our ability to recognize any expected tax benefits as a result of closing our U.K. retail consumer goods operations.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About Liquidity Services, Inc.

Liquidity Services, Inc. (NASDAQ: LQDT) provides leading corporations, public sector agencies and buying customers the world’s most transparent, innovative and effective online marketplaces and integrated services for surplus assets. On behalf of its clients, Liquidity Services has completed the sale of over $3.5 billion of surplus, returned and end-of-life assets, in over 500 product categories, including consumer goods, capital assets and industrial equipment. The Company is based in Washington, D.C. and has over 1,300 employees. Additional information can be found at: http://www.liquidityservicesinc.com.

Contact:

Julie Davis

Director, Investor Relations

202.467.6868 ext. 2234

julie.davis@liquidityservicesinc.com

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Liquidity Services, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in Thousands)

	December 31,	September 30,
	2012	2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$45,892	$104,782
Accounts receivable, net of allowance for doubtful accounts of $1,127 and $1,248 at December 31, 2012 and September 30, 2012, respectively	19,525	16,226
Inventory	21,914	20,669
Prepaid and deferred taxes	20,237	16,927
Prepaid expenses and other current assets	3,945	3,973
Total current assets	111,513	162,577
Property and equipment, net	11,118	10,382
Intangible assets, net	37,075	34,204
Goodwill	212,664	185,771
Other assets	7,656	7,474
Total assets	$380,026	$400,408
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$11,342	$9,997
Accrued expenses and other current liabilities	33,797	36,569
Profit-sharing distributions payable	3,508	4,041
Current portion of acquisition earn out payables	2,207	14,511
Customer payables	35,108	34,265
Current portion of note payable	—	10,000
Total current liabilities	85,962	109,383
Acquisition earn out payables	18,113	—
Note payable, net of current portion	—	32,000
Deferred taxes and other long-term liabilities	9,926	9,022
Total liabilities	114,001	150,405
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 31,501,381 shares issued and outstanding at December 31, 2012; 31,138,111 shares issued and outstanding at September 30, 2012	31	31
Additional paid-in capital	191,942	182,361
Accumulated other comprehensive income	978	1,246
Retained earnings	73,074	66,365
Total stockholders’ equity	266,025	250,003
Total liabilities and stockholders’ equity	$380,026	$400,408

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Liquidity Services, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended December 31,
	2012	2011

Revenue	$104,261	$95,896
Fee revenue	17,944	10,135
Total revenue	122,205	106,031

Costs and expenses:
Cost of goods sold (excluding amortization)	47,122	43,285
Profit-sharing distributions	8,410	12,487
Technology and operations	22,547	15,783
Sales and marketing	10,328	6,535
General and administrative	13,968	7,817
Amortization of contract intangibles	2,210	2,020
Depreciation and amortization	1,987	1,526
Acquisition costs	5,376	318

Total costs and expenses	111,948	89,771

Income from operations	10,257	16,260
Interest expense and other income (expense), net	924	(525)

Income before provision for income taxes	11,181	15,735
Provision for income taxes	4,472	6,609

Net income	$6,709	$9,126
Basic earnings per common share	$0.21	$0.30
Diluted earnings per common share	$0.20	$0.28

Basic weighted average shares outstanding	31,482,853	30,393,309
Diluted weighted average shares outstanding	33,054,264	32,382,518

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Liquidity Services, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended December 31,
	2012	2011
Operating activities
Net income	$6,709	$9,126
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,197	3,546
Gain on early extinguishment of debt	(1,000)	—
Stock compensation expense	4,367	2,625
Provision for inventory allowance	(733)	(47)
Provision for doubtful accounts	(121)	(211)
Incremental tax benefit from exercise of common stock options	(5,005)	(4,889)
Changes in operating assets and liabilities:
Accounts receivable	(3,177)	1,739
Inventory	(512)	(3,241)
Prepaid expenses and other assets	1,541	6,880
Accounts payable	1,345	(2,314)
Accrued expenses and other	(4,976)	(4,859)
Profit-sharing distributions payable	(533)	(959)
Customer payables	842	4,082
Acquisition earn out payables	(4,118)	—
Other liabilities	967	711
Net cash (used in) provided by operating activities	(207)	12,189
Investing activities
Increase in goodwill and intangibles and cash paid for acquisitions	(14,684)	(80,018)
Purchases of property and equipment	(1,897)	(1,176)
Net cash used in investing activities	(16,581)	(81,194)
Financing activities
Repayment of notes payable	(39,000)	—
Payment of acquisition contingent liabilities	(8,185)	—
Proceeds from exercise of common stock options (net of tax)	209	4,010
Incremental tax benefit from exercise of common stock options	5,005	4,889
Net cash (used in) provided by financing activities	(41,971)	8,899
Effect of exchange rate differences on cash and cash equivalents	(131)	1
Net decrease in cash and cash equivalents	(58,890)	(60,105)
Cash and cash equivalents at beginning of period	104,782	128,904
Cash and cash equivalents at end of period	$45,892	$68,799
Supplemental disclosure of cash flow information
Cash paid for income taxes	$94	$79
Cash paid for interest	2,011	9
Note payable issued in connection with acquisition	—	40,000
Contingent purchase price accrued	23,146	8,185